Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form F-1 of our report dated March 1, 2016, relating to the balance sheets of Terrapin 3 Acquisition Corporation as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years ended December 31, 2015 and 2014, and to the reference to our Firm under the caption "Experts" in the Registration Statement.Morristown, New Jersey February 8, 2017WithumSmith+Brown, PC 465 South Street, Suite 200, Morristown, New Jersey 07960-6497 T (973) 898 9494 F (973) 898 0686 withum.comMEMBER OF HLB INTERNATIONAL. A WORLD-WIDE NETWORK OF INDEPENDENT PROFESSIONAL ACCOUNTING FIRMS AND BUSINESS ADVISORS.